EXHIBIT 99.1

TPT Global Tech, Inc. Recieves A Teaming Memorandum From The Director Of The Macon County Economic Development Authority For The Development Of Smart City Projects Througout The County

SAN DIEGO, CA / ACCESSWIRE / September 1, 2022 / TPT Global Tech, Inc. ("TPTW" or the "Company") (OTC:TPTW) TPT Global Tech, Inc. (TPT) www.tptglobaltech.com received a Teaming Memorandum from Joe Turnham the Director of the Macon County Economic Development Authority (MCEDA) www.madeinmacon.com for the Cooperation of Design, Development, Manufacturing, Investment and Management of Projects in the City of Tuskegee Alabama specifically for the creation of Smart Cities, Industrial Smart Parks and CSR Projects. The synergistic goals of the two parties will lead to capital, development expertise and a network of business and other contacts coming into the region.

"From housing to the development of manufacturing, industrial, utility and other businesses for Macon County, this is a huge boost for the area and its citizens that will yield jobs, updated services and produce opportunity for the people of Tuskegee and beyond that will be felt for decades," said Joe Turnham, Director, Macon County Economic Development Authority who issued the Teaming Memorandum. "Stephen Thomas and his TPT team bring a full complement of expertise to the effort ranging from finance to expertise in telecommunications and beyond and make an ideal partner for the Smart Cities projects we envision."

TPT has been working for some six months with local Tuskegee officials and MCEDA to find specific projects and ways to become impactful in areas of manufacturing, housing, retail, technology and infrastructure. MCEDA is the official entity for economic development for all of Macon County, including the City of Tuskegee and all four municipalities as well as the county and other stakeholders, each of which have board membership on the MCEDA Board.

"This was the next and most logical step to take in our partnership and overall project which we believe is the launching pad for TPT Global's activities in the Smart Cities development sector and we are convinced of the potential it holds initially for Tuskegee, the Macon County region and for TPT's future," said TPT Chairman and CEO Stephen J. Thomas. "We will learn from this project and position the company for other similar projects around the country and globe. We believe the opportunity here will have an enormous impact on the company's financial future."

Specifically, TPT and MCEDA have discussed several specific projects such as the Utilities Board of Tuskegee (UBT) 92 acres on Highway 80 in Tuskegee adjoining Booker T. Washington High School. UBT has undertaken significant time and expense to prepare a feasibility of a multi-use housing and retail area with Placemaker's Planning and desires private development and investors to begin Phase One.

MCEDA's strategic plan has identified a lack of housing both owner and rental properties that need private development and investment. MCEDA seeks private partnerships such as with TPT to allow the local population and others that work within, but do not live in Tuskegee, to have affordable and convenient housing. This is critical because a quality place to live commensurate with surrounding communities does not currently exist in the region.

TPT has already been provided with renderings of this development. Moreover, TPT has undertaken options to gain other properties at Lake Tuskegee and nearby for purposes of residential housing.

MCEDA has a 10-year strategic plan to capture 21st century manufacturing near its Interstate 85 locations and has discussed this plan with TPT. MCEDA also has obtained marketing studies and feasibility studies that it can and will share with TPT as part of the teaming effort.

Both MCEDA and TPT see mutual ways of collaboration on these projects and concepts, and agree that the sharing of objectives, plans and other economic incentives is consistent and beneficial to both organizations' goals.

MCEDA assists all its stakeholders and their various projects with both logistical and infrastructure assistance and would agree to discuss how they could assist TPT as they move forward with these development efforts on specific projects. UBT and other stakeholders can be creative with land in-kind possibilities for the correct investments and other infrastructure grants can be applied for that will generate new capital investment and new jobs at living wages.

TPT has discussed various investment amounts, in certain phases, that could be deployed for some of the specific projects mentioned above. MCEDA would assist TPT with various stakeholders in securing partnerships on a project-by-project basis that could lead to mutual success. Macon County is designated as a targeting county due to its socio-economic status and qualifies for both New Market Tax Credits and has three Census Tracks as Qualified Opportunity Zones. Macon is also a dual qualifier for the Delta Regional Authority and Appalachian Regional Authority funding

On Tuesday September 13, 2022 5pm EST the TPT Global executives will be holding national conference call to discuss the company's corporate objectives and the future outlook for the company.

About TPT Global Tech

TPT Global Tech, Inc. based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT MedTech offers its QuikPASS and QuikLAB testing, check and verification systems for Covid-19 and other infectious diseases and is operating domestically and internationally. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

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For more information about how TPT Global Tech's technologies and to schedule a call with CEO Stephen Thomas, please contact Shep Doniger at 561-637-5750 and sdoniger@bdcginc.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Shep Doniger

561-637-5750

sdoniger@bdcginc.com

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech, Inc.

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